SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only.
☑	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12.
ATLANTIS PLASTICS, INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ATLANTIS PLASTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2006

To our Stockholders:
     The 2006 Annual Meeting of Stockholders of Atlantis Plastics, Inc. will be held at 9:00 a.m., local time, on Thursday, June 1, 2006 at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. At the meeting, stockholders will vote on the following matters:
1.	Election of eight directors, each for a term of one year; and

2.	Any other matters that properly come before the meeting and any postponement or adjournment thereof.
     Stockholders of record as of the close of business on April 4, 2006 are entitled to notice of, and to vote at the meeting and any postponement or adjournment thereof.
     Whether or not you expect to be present please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

/s/ David Gershman
Secretary
Miami, Florida April 28, 2006

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

ATLANTIS PLASTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

     The enclosed proxy is solicited on behalf of Atlantis Plastics, Inc., a Delaware corporation, for use at our annual meeting of stockholders to be held on Thursday, June 1, 2006, beginning at 9:00 a.m. local time, at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133. The purpose of this proxy statement is to solicit proxies from the holders of our Class A common stock for use at the meeting. Our Class B common stock is not registered under Section 12 of the Securities Exchange Act of 1934, and no proxies are being solicited from the holders of our Class B common stock.
     The approximate date that this proxy statement, the accompanying notice of annual meeting and the enclosed form of proxy are being sent to stockholders is on or about April 28, 2006. You should review this information in conjunction with our 2005 Annual Report to Stockholders, which accompanies this proxy statement.
ABOUT THE MEETING
What is the purpose of the annual meeting?
     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during 2005 and respond to questions from stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on the record date, April 4, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of stockholders?
     We currently have outstanding two classes of common stock, Class A common stock and Class B common stock, both of which are entitled to vote at the meeting. Each holder of the Class A common stock is entitled to one vote per share on all matters that are voted on at the meeting. The holders of Class A common stock will vote separately as a class to elect two of our directors. Each holder of the Class B common stock is entitled to 10 votes per share on all matters voted on at the meeting, except for the election of directors. The Class B common stockholders vote separately as a class to elect six of our directors. On all matters except the election of directors, the holders of both classes of common stock vote together as a single class.
Who may attend the meeting?
     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of each of the Class A and Class B common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 6,113,158 shares of our Class A common stock and 2,142,665 shares of our Class B common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
     If less than a majority of the outstanding shares of each class of common stock are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting without further notice.
How do I vote?
     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I change my vote after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may revoke the proxy and change your vote at any time before the proxy is exercised by filing with us either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the board’s recommendations is set forth together with the description of each item in this proxy statement. In summary, the board recommends a vote for election of its nominees for directors.
     Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees for directors. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
     Election of Directors. The holders of our Class A common stock and Class B common stock will each vote separately as a class for the election of directors. The affirmative vote of a plurality of the votes cast at the meeting by each class of common stock (either in person or by proxy) is required for the election of directors by that class.
     Other Items. For each other item, the affirmative vote of a plurality of the votes cast at the meeting by both classes of common stockholders, voting together as a single class (either in person or by proxy), will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

What are the effects of “broker non-votes”?
     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum. As a result, “broker non-votes” will have the effect of a negative vote.
Who will pay for the preparation of the proxy?
     We will pay the cost of preparing, assembling, and mailing the proxy statement, notice of meeting, and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.
     Our principal executive offices are located at 1870 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (800) 497-7659. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.
Annual Report and Other Matters
     Our 2005 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC to each stockholder who requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.

STOCK OWNERSHIP
Who are the largest owners of our stock and how much do our directors and executive officers own?
     The following table shows the amount of each class of common stock beneficially owned as of April 18, 2006 by (a) each of our directors and nominees for director, (b) each of our current executive officers, (c) all of our current directors and executive officers as a group, and (d) each person known by us to own beneficially more than five percent of our outstanding common stock. Unless otherwise indicated, the address of each person is 1870 The Exchange, Suite 200, Atlanta, Georgia 30339.

	Class A Common Stock		Class B Common Stock
	Beneficially Owned(1)(2)		Beneficially Owned(1)
Name and Address	Shares	Percent(3)	Shares	Percent(3)	Voting Stock
Directors and Executive Officers
Cesar L. Alvarez (5)	—	—	—	—	—
Anthony F. Bova (7)	231,600	3.8%	—	—	*
John A. Geary (6)	93,770	1.5%	—	—	*
Larry D. Horner (5)	—	—	—	—	—
Charles D. Murphy, III (5)	14,114	*	—	—	*
V.M. “Bud” Philbrook (6)	18,000	*	—	—	*
Earl W. Powell (4) (5)	1,426,114	23.3%	1,208,720	56.4%	49.1%
Paul G. Saari (6)	111,900	1.8%	—	—	*
Jay Shuster (5)	11,900	*	—	—	*
Chester B. Vanatta (5)	36,419	*	—	—	*
Peter Vandenberg, Jr. (5)	15,000	*	—	—	*
All directors and executive officers as a group (11 persons)	1,958,817	32.0%	1,208,720	56.4%	51.0%
5% Stockholders
Phillip T. George (8)	609,591	9.9%	788,828	36.8%	30.8%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of April 18, 2006 which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Although each named person is deemed to be the beneficial owner of shares that may be acquired within 60 days of April 18, 2006 through the exercise of exchange or conversion rights, and the Class B common stock is immediately convertible into Class A common stock on a one-for-one basis, the number of shares set forth opposite each person does not include shares of Class A common stock issuable upon conversion of Class B common stock.

(3)	The percentage of each class is calculated based upon the total number of shares of each class outstanding on April 18, 2006.

(4)	The number of shares of Class A Common Stock indicated includes (i) 3,090 shares of Class A Common Stock beneficially owned by Mr. Powell’s spouse and held by her in an Individual Retirement Account, as to which Mr. Powell disclaims beneficial ownership; (ii) 1,164,029 shares directly owned; (iii) 13,813 shares held of record by Trivest Plan Sponsor, Inc., a Delaware corporation (“Trivest Plan Sponsor”), owned by Dr. George and Mr. Powell; and (iv) 240,482 shares owned of record by CWB Limited Partnership, a limited partnership (“CWB”) of which Mr. Powell is the sole limited partner. The general partner of CWB is Powell Western Investments, Inc., of which Mr. Powell is a director and a controlling stockholder. The number of shares of Class B Common Stock indicated includes (i) 844,202 shares directly owned by Mr. Powell, and (ii) 364,518 shares owned of record by CWB Limited Partnership. Mr. Powell’s address is c/o Trivest Partners, L.P., 2665 S. Bayshore Drive, Suite 800, Miami, Florida 33133.

(5)	The named individual is a director of the Company.

(6)	The named individual is an executive officer of the Company.

(7)	The named individual is a director and executive officer of the Company.

(8)	The number of shares of Class A Common Stock indicated includes (i) 512,956 shares directly owned; (ii) 79,822 shares held of record by Dr. George’s children, as to which Dr. George disclaims beneficial ownership; and (iii) 13,813 shares held of record by Trivest Plan Sponsor. Dr. George’s address is 2601 South Bayshore Drive, Suite 725, Miami, Florida 33133.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These regulations require the directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2005, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year was a director, officer, or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) filing requirements during such fiscal year.

ELECTION OF DIRECTORS
     Our bylaws provide that the board of directors shall consist of not fewer than two nor more than nine members. At present, the board of directors consists of eight members: two directors elected by the holders of Class A common stock and six directors elected by the holders of Class B common stock. The present term of all such directors will expire at the meeting. The eight director nominees proposed to be elected at the meeting, if elected, will serve for a one-year term expiring at the 2007 annual meeting of stockholders and until a successor has been duly elected and qualified. The board of directors proposes that the Class A director nominees described below, each of whom is currently serving as a Class A director be re-elected by the holders of Class A common stock for a new one-year term and until their successors are duly elected and qualified.
Directors Standing for Election
     The holders of our Class A common stock, voting separately as a class, will elect two Class A directors at the meeting. The board of directors has nominated Larry D. Horner and Chester B. Vanatta, each of whom is currently serving as a Class A director, to stand for re-election and proxies representing our Class A common stock will be voted for them absent contrary instructions. For additional information concerning Messrs. Horner and Vanatta, including a description of their business experience, please see “Management—Directors and Executive Officers.”
     The holders of our Class B common stock, voting separately as a class, will elect six Class B directors at the meeting. The board of directors has nominated Earl W. Powell, Charles D. Murphy, III, Anthony F. Bova, Cesar L. Alvarez, Peter Vandenberg, Jr., and Jay Shuster, all of whom (except Mr. Murphy, who currently serves as a Class A director) are currently serving as Class B directors, to stand for re-election.
     The board of directors has no reason to believe that any nominee will refuse to act or be unable to accept election. However, if any of the nominees for director to be elected by the holders of Class A common stock is unable to accept election or if any other unforeseen contingencies should arise, the board of directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.
How are directors compensated?
     Fees. We pay each of our non-employee directors an annual fee of $40,000, which is paid quarterly. Additionally, we pay the chair of our executive committee $5,000 annually, our audit committee chair $10,000 annually, our compensation committee chair $10,000 annually, and our nominating and corporate governance committee chair $5,000 annually. We also reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors.
     Options. All of our directors are eligible to receive grants of stock options under one or more of our stock option plans. During 2005, our non-employee directors were not granted stock options.
How often did the board meet during 2005?
     The board of directors held seven meetings during 2005 and took action three times by unanimous written consent. Each of our directors attended more than 75% of the total number of meetings of the board and committees on which he served. We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as our annual meeting of stockholders.

What committees has the board established?
     Our board of directors has established four standing committees: an executive committee, an audit committee, a nominating and corporate governance committee, and a compensation committee.
     Our board of directors has adopted written charters for the audit and nominating and corporate governance Committees describing the authority and responsibilities delegated to each committee by the board of directors. Our board of directors has also adopted a Whistle Blower Policy and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.AtlantisPlastics.com, the charters of our audit and nominating and corporate governance committees; our Whistle Blower Policy, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the Board of Directors of Atlantis Plastics, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.
     Executive Committee. The executive committee has, and may exercise, all of the power and authority of the board of directors in the management of our business and affairs. The current members of the executive committee are Mr. Horner, who chairs the committee, and Messrs. Powell, Vandenberg, Shuster, and Bova. The executive committee took action two times by unanimous written consent during 2005.
     Audit Committee. The primary responsibilities of the audit committee are set forth in its charter, and include reviewing and monitoring our corporate financial reporting and our external audit, including, among other things, our control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal requirements that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent auditors. The current members of the audit committee are Mr. Vanatta, who chairs the committee, and Messrs. Murphy and Shuster, each of whom is an independent director of our company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The board of directors has determined that Messrs. Vanatta, Shuster and Murphy (whose backgrounds are detailed below) qualify as “audit committee financial experts” in accordance with applicable rules and regulations of the SEC. The audit committee held nine meetings during 2005 and acted once by unanimous written consent.

     Nominating and Corporate Governance Committee. The purpose and responsibilities of the nominating and corporate governance committee include the identification of individuals qualified to become board members, the selection or recommendation to the board of directors of nominees to stand for election as directors at each election of directors, the development and recommendation to the board of directors of a set of corporate governance principles applicable to our company, the oversight of the selection and composition of committees of the board of directors, and the oversight of the evaluations of the board of directors and management. The nominating and corporate governance committee currently consists of Mr. Horner, who chairs the Committee, and Messrs. Alvarez and Vanatta. The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed, and delivered to our company’s secretary at the address listed herein. The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. As discussed below, Messrs. Alvarez, Horner and Vanatta of the nominating and corporate governance committee are independent, as that term is defined by the listing standards of Nasdaq. The nominating and corporate governance committee held one meeting during 2005 and took action one time by written consent.
     Compensation Committee. The purpose and responsibilities of the compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and determining and approving the compensation level of our Chief Executive Officer based on this evaluation. The compensation committee also recommends to the board of directors with respect to, or, as directed by the board of directors, determines and approves compensation of our other executive officers, and considers the grant of stock options to our executive officers under our stock option plans. The compensation committee has the exclusive power to make compensation decisions affecting Mr. Powell, Mr. Bova, and Trivest Partners, L.P. The current members of the compensation committee are Mr. Shuster, who chairs the committee, and Messrs. Murphy, Horner and Vanatta. The compensation committee held one meeting in 2005 and took one action by unanimous written consent.

MANAGEMENT
Directors and Executive Officers
     The following table, together with the accompanying text, present certain information, as of April 4, 2006, with respect to each of our directors and executive officers. Each of our directors is a United States citizen. Each of our directors is elected annually until the next annual meeting of stockholders and until a successor is duly elected and qualified. Each of our executive officers serves until the election and qualification of his successor or until his death, resignation or removal by our board of directors.

NAME	AGE	POSITION(S) HELD WITH THE COMPANY
Earl W. Powell	67	Chairman of the Board
Anthony F. Bova	60	President, Chief Executive Officer and Director
Paul G. Saari	50	Senior Vice President of Finance and Chief Financial Officer
V.M. “Bud” Philbrook	52	President, Plastic Films Division
John A. Geary	59	Senior Vice President and General Manager – Molded Products Group
Cesar L. Alvarez	58	Director
Larry D. Horner	72	Director
Charles D. Murphy, III	62	Director
Jay Shuster	51	Director
Chester B. Vanatta	70	Director
Peter Vandenberg, Jr	50	Director
     There are no family relationships among our executive officers or directors.
     Earl W. Powell, one of our co-founders, has served as Chairman of our Board of Directors since our inception. Mr. Powell also served as our Chief Executive Officer until February 1995, and served as our President from November 1993 to February 1995. Mr. Powell also serves as Chairman of the Board and Chief Executive Officer of Trivest Partners, L.P., a private investment firm formed by Mr. Powell in 1981 that specializes in management services, acquisitions, dispositions, and leveraged buyouts. Mr. Powell also serves on the board of directors of Directed Electronics Inc. (Nasdaq: DEIX), a publicly traded designer and marketer of consumer branded vehicle security and convenience systems and a major supplier of home and car audio, mobile video, and satellite radio products, and serves on the boards of directors of several privately held companies. Mr. Powell currently serves as a member of the University of Florida Board of Trustees and as Chairman of the Board of the University of Florida Investment Company.
     Anthony F. Bova has been our President, Chief Executive Officer, and a director since February 1995. From June 1991 to October 1994, Mr. Bova served as the Senior Vice President and General Manager of Packaging Corporation of America, a manufacturer and distributor of consumer packaging products. From June 1988 to May 1991, Mr. Bova served as Senior Vice President of Avery Dennison Corporation, a producer and distributor of labels, identification systems, and office products.

     Paul G. Saari has served as our Senior Vice President of Finance and Chief Financial Officer since December 2000. From 1984 until 2000, Mr. Saari was employed by Rock-Tenn Company, a manufacturer of packaging, recycled paperboard, and paperboard products. Mr. Saari served as Rock-Tenn Company’s Vice President of Finance from 1994 to 2000, and as Treasurer from 1988 to 1994.
     V.M. “Bud” Philbrook was appointed as President of our Plastic Films Group in November 2003. From October 2002 until October 2003 he was President and Chief Executive Officer of Plassein International, Inc., which filed petitions for protection under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware in May 2003, and was ultimately sold as an on-going concern in September 2003. From October 2000 until October 2002, Mr. Philbrook served initially as Executive Vice President and later as Group Vice President of Consumer Packaging, Americas, a diversified packaging unit of Huhtamaki Packaging Worldwide. From May 1998 through September 2000 he was President of Van Leer Flexibles, L.P., a specialty films business. From 1987 through 1997, he held various positions with The Chinet Company, a disposable packaging subsidiary of Van Leer Packaging Worldwide.
     John A. Geary was appointed Senior Vice President of the Molded Products Group in October 2002. He has served as our Vice President and General Manager of the Profile Extrusion Division since March 1995, and the Injection Molding Division since November 1995. These divisions together constitute our Molded Products Group. Mr. Geary joined us in October 1994 as the President of our Profile Extrusion Division. From October 1989 to July 1994, Mr. Geary served as the Vice President and General Manager of the plastics division of Aeroquip Corporation.
     Cesar L. Alvarez was appointed as one of our directors in May 1995. Mr. Alvarez has served as the President and Chief Executive Officer of Greenberg Traurig, LLP, an international law firm, for more than five years and previously served as the Chairman of its corporate, securities, and banking department. Greenberg Traurig, LLP provides legal services for us. See “Certain Relationships and Related Matters.” Mr. Alvarez also serves as a director for Pediatrix Medical Group, Inc. and Watsco, Inc., both of which are traded on the NYSE. Mr. Alvarez is an independent director.
     Larry D. Horner was appointed as one of our directors in March 1995. He served as Chairman of the Board of Directors of Pacific USA Holdings Corp. from August 1994 until May 2001. Mr. Horner also served as Chairman of the Board and Chief Executive Officer of Asia Pacific Wire & Cable Company Ltd. until May 2001. Previously, he was a Managing Director of Arnhold & S. Bleichroeder, Inc. from April 1991 through August 1994. From 1964 until April 1991, Mr. Horner was a partner with Peat Marwick (now KPMG), and served as the firm’s Chairman and Chief Executive Officer from 1984 through 1991. Mr. Horner also serves as a director of Conoco Phillips, Technical Olympics USA, Inc., Clinical Data, Inc., and UT Starcom, Inc. Mr. Horner is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Charles D. Murphy, III was appointed as one of our directors in October 1987, and is presently a financial consultant. From August 1990 until December 2003, Mr. Murphy was an Adjunct Professor of Finance at the School of Business and Management of the University of San Francisco. From June 1981 until December 1989, he was an officer of Sutro & Co. Incorporated, an investment banking and securities brokerage firm, and served most recently as Executive Vice President and Director of Corporate Finance for that firm. Mr. Murphy is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Jay Shuster was appointed as one of our directors in April 2001, and is a business consultant. From May 1979 until September 2000, he worked for Rock-Tenn Company, a recycled paperboard and specialty packaging company, most recently serving as their Chief Operating Officer from June 1991 until September 2000. Prior to joining Rock-Tenn Company, he was a certified public accountant with Arthur Andersen & Company (now Andersen LLP). Mr. Shuster is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.

     Chester B. Vanatta was appointed as one of our directors in February 1987, and is a business consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. Mr. Vanatta was formerly Vice Chairman of Arthur Young & Company (now Ernst & Young LLP), certified public accountants. Mr. Vanatta is an independent director and is an “audit committee financial expert” as determined by our board of directors and as defined in the Sarbanes-Oxley Act of 2002.
     Peter Vandenberg, Jr. was appointed as one of our directors in June 2003. Mr. Vandenberg is a Partner of Trivest Partners, L.P. and has worked at Trivest and its portfolio companies since 1987. He currently serves on the board of directors of Brown Jordan International, Inc., a designer, manufacturer, and marketer of fine contract and retail furnishings, Jet Industries, Inc., a leading manufacturer of injection molded disposable plastic cutlery, tumblers, dinnerware and extruded drinking straws, and Lady of America Franchise Corporation, a franchisor of women-only fitness centers. He is Chairman of the Board of Magic Holdings LLC, a franchisor of personal health counseling centers, primarily for weight loss.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table sets forth information concerning the compensation paid by us for the fiscal years ended December 31, 2005, 2004 and 2003 to our Chief Executive Officer and each of our other highest paid executive officers.
Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards	Payouts
				Other Annual	Securities	LTIP	All Other
				Compensation	Under-Lying	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)	Options(#) (2)	($)	($)
Anthony F. Bova	2005	387,171	373,542	—	—	—	3,068,118	(3)
President and Chief Executive	2004	373,543	370,965	50,000 (4)	—	—	6,150
Officer	2003	365,384	258,189	—	—	—	6,000

V.M. “Bud” Philbrook	2005	256,262	201,170	—	—	—	222,400	(5)
President — Plastic Films Group	2004	246,631	196,800	—	—	—	—
	2003	27,692	—	—	40,000	—	—

Paul G. Saari	2005	251,481	194,425	—	—	—	220,041	(6)
Sr. Vice President of Finance and Chief Financial Officer	2004	243,651	193,084	—	—	—	6,150
	2003	238,004	134,385	—	—	—	6,000

John A. Geary	2005	193,499	73,498	—	—	—	245,275	(7)
Sr. Vice President and General	2004	186,120	166,437	—	—	—	6,150
Manager – Molded Products Group	2003	173,045	40,000	—	19,000	—	6,000

(1)	Except as otherwise provided in this table, no amounts for perquisites and other personal benefits received by any of the named executive officers are shown because the aggregate dollar amounts were lower than the reporting requirements established by the rules of the SEC.

(2)	Shares of our Class A common stock underlie these options.

(3)	Includes (i) $8,400 in matching contributions our 401(k) Plan and Deferred Compensation Plan and (ii) $3,059,718 in option cancellation payments.

(4)	Represents payment of automobile allowance.

(5)	Includes (i) $8,400 in matching contributions our 401(k) Plan and Deferred Compensation Plan and (ii) $214,000 in option cancellation payments.

(6)	Includes (i) $8,400 in matching contributions our 401(k) Plan and Deferred Compensation Plan and (ii) $211,641 in option cancellation payments.

(7)	Includes (i) $8,400 in matching contributions our 401(k) Plan and Deferred Compensation Plan and (ii) $236,875 in option cancellation payments.

Stock Option Grants in the Last Fiscal Year
     We did not grant any stock options or stock appreciation rights to our executive officers named in the Summary Compensation Table in 2005.
Stock Option Exercises and Values for Fiscal 2005
     None of our executive officers named in the Summary Compensation Table exercised options in 2005, and none of them held any unexercised options as of the end of such fiscal year.
Equity Compensation Plan Information
     The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 2001 Stock Award Plan.

(c) Number of Securities
	(a) Number of	(b) Weighted	Remaining Available for
	Securities to be	Average Exercise	Future Issuance Under
	Issued Upon Exercise	Price of	Equity Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants,	Options, Warrants,	Securities Reflected in
Plan Category	and Rights	and Rights	Column (a))
Equity Compensation Plans Approved by Stockholders	835,000	-0-	835,000
Equity Compensation Plans Not Approved by Stockholders	—	-0-	—

Total	835,000	-0-	835,000

Report of the Compensation Committee
     The following Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing of ours under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this Report or the performance graph by reference therein.
     Under rules established by the Securities and Exchange Commission, we are required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting our executive officers (including the executive officers named in the Summary Compensation Table above) during the last fiscal year. The report of our compensation committee is set forth below.
     Anthony F. Bova became our President and Chief Executive Officer in February 1995. In 2005, the compensation committee approved a three-year employment agreement with Mr. Bova to extend his employment term until December 31, 2008. Our agreement with Mr. Bova provides for a base salary (subject to annual cost of living increases) which the committee believes to be consistent with industry parameters. The employment agreement also provides customary benefits and annual performance-based cash bonuses for Mr. Bova achieving certain financial performance targets established by the compensation committee. The compensation committee believes that the attributes of Mr. Bova’s compensation provide appropriate performance-based incentives.
     The compensation committee’s general philosophy with respect to the compensation of our other executive officers has been to recommend competitive compensation programs designed to attract and retain key executives critical to our long term success and to recognize an individual’s contribution and personal performance. In addition, we maintain a stock award plan, which is designed to attract and retain executive officers and other employees and to reward them for delivering long term value to us. The compensation committee did not grant any options to our executive officers in 2005.
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its three other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We have structured our equity-based compensation plans (i.e., obtained stockholder approval of plans) to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The compensation committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of our compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes. We are not currently subject to the limitations of Section 162(m), because none of our executive officers received cash payments from us during 2005 in excess of $1 million.
Jay Shuster, Chairman
Charles D. Murphy, III
Larry D. Horner
Chester B. Vanatta
Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee is or has been an officer or employee of ours or serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Additionally, none of the members of our compensation committee had any relationship with us in 2005 requiring disclosure under “Certain Relationships and Related Transactions.”

Employment Contracts and Termination of Employment Arrangements
     We have entered into an executive employment agreement, effective as of December 31, 2005, with Anthony F. Bova, our President and Chief Executive Officer. The employment agreement has an initial term of three years ending December 31, 2008. The agreement provides for an annual base salary of $600,000 (subject to annual cost of living increases), customary benefits, and annual performance-based cash bonuses. In addition, the agreement provides severance payments upon termination without cause. If we terminate Mr. Bova’s employment without cause, he is entitled to a sum equal to his annual base salary of $600,000, which is payable by us in 12 equal monthly installments beginning on the effective date of termination, and a two-year continuation of any insurance plans in which he was participating at the date of termination.
     Paul G. Saari, our Senior Vice President of Finance and Chief Financial Officer, is employed pursuant to a letter agreement effective as of December 2000, which entitles Mr. Saari to receive an amount equal to one year of his base salary if (i) we terminate his employment without cause, (ii) he is not retained or is offered a salary lower than his current base salary following a change of control, or (iii) we require him to relocate more than 50 miles from our current headquarters.
     V.M. “Bud” Philbrook, our President — Plastic Films Group, is employed pursuant to a letter agreement effective as of June 1, 2005, which entitles Mr. Philbrook to receive an amount equal to one year of his base salary if (i) we terminate his employment without cause, (ii) he is not retained or is offered a salary lower than his current base salary following a change of control, or (iii) we require him to relocate more than 50 miles from our current headquarters.
     We entered into a severance agreement, effective as of December 31, 2005, with Mr. Bova, which provides him payments if his employment is terminated after we have experienced certain changes in control. The agreement’s initial term ends on December 31, 2008 and automatically renews for an additional year unless we notify Mr. Bova by October 1 that we do not intend to renew the agreement for the upcoming year. Under Mr. Bova’s agreement, if, after a change in control, he is terminated for cause (as defined in the agreement) or voluntarily resigns other than for good reason (as defined in the agreement), he is entitled to receive his base salary up to the date of termination, along with any benefits under any compensation plan we then have in effect. If Mr. Bova is terminated without cause, or voluntarily resigns for good reason, he is entitled to receive his base salary through the date of termination, a severance payment of three times his then current annual salary, any legal fees incurred by him as a result of the termination, and a two-year continuation of coverage under any insurance plans in which he was participating at the date of termination. The severance agreement with Mr. Bova will remain in effect for one year after a change in control occurs.
     In August 1999, we entered into a severance agreement with Mr. Geary, which provide for payments to him if his employment is terminated after we have experienced certain changes in control. The agreement had an initial term until December 31, 2000, and automatically renews for additional one-year terms unless we give 90 days’ notice of non-renewal. This agreement remains in effect.
     The severance agreement with Mr. Geary may be terminated six months after a change in control. Our agreement with Mr. Geary provides for payment of base salary through the date of termination, any accrued bonus, a severance payment equal to the executive’s then current annual salary, any legal fees incurred by him as a result of the termination, and a six-month continuation of coverage under any insurance plans in which he was participating at the date of termination.
     None of our executive officers holds options to purchase shares of our common stock under our stock award plan.

PERFORMANCE GRAPH
     The following graph compares, for the five-year period ended on December 31, 2005, the cumulative total stockholder return on our Class A common stock against the cumulative total return of:
•	the Russell 2000 Index; and

•	a peer group consisting of us and three other publicly traded plastics companies that we have selected.
     The graph assumes $100 was invested on December 31, 2000 in our Class A common stock, the peer group, and the Russell 2000 Index, and the reinvestment of all dividends. The companies included in the peer group are AEP Industries Inc., Atlantis Plastics, Inc., Intertape Polymer Group, and Winpak Limited.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ATLANTIS PLASTIC, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividents. Fiscal year ending December 31.

REPORT OF THE AUDIT COMMITTEE
     The Board of Directors has appointed an audit committee consisting of three directors. All of the members of the committee are “independent” of the Company and management, as that term is defined in Nasdaq and the Securities and Exchange Commission listing standards.
     The primary responsibility of the Committee is to assist the Company’s Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including overseeing the integrity of the financial reports and other financial information provided by the Company to governmental or regulatory bodies (such as the Securities and Exchange Commission), the public, and other users thereof; the Company’s systems of internal accounting and financial controls; and the annual independent audit of the Company’s financial statements.
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
     In fulfilling its oversight responsibilities, the Committee reviewed the 2005 audited financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 as amended by Statement of Auditing Standards No. 90. This included a discussion of the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard No. 1. The Committee also discussed with the independent auditors the auditors’ independence from management and the Company, including the matters covered by the written disclosures and letter provided by the independent auditors.
     The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee met with the independent auditors, with and without management present, to discuss the results of their audits and their evaluations of the Company’s internal controls and overall quality of the financial reporting. The committee held nine meetings during the fiscal year ended December 31, 2005. The committee has also discussed the independence of the independent auditors and concluded that their services provided to the Company, including their tax and non-audit related work, were compatible with maintaining their independence.
     Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
     This report has been furnished by the audit committee to the Company’s Board of Directors.
Chester B. Vanatta, Chairman
Jay Shuster
Charles D. Murphy, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Trivest Management Agreement. Since our organization, Trivest Partners, L.P. has rendered consulting, financial and management services to us, including advice and assistance with respect to acquisitions, pursuant to management agreements between us and Trivest which have been replaced and amended from time to time. The management agreement currently in effect commenced as of January 1, 2003 and continues through December 31, 2007, unless terminated earlier. Our board may terminate this agreement at any time upon an affirmative vote of a majority of the then outstanding voting shares of our capital stock in favor of terminating the agreement or upon certain changes in control of Trivest.
     The management agreement provides for Trivest to be our exclusive business manager and consultant (subject to our right to engage additional financial advisors in connection with certain material transactions if approved by our board of directors). Trivest’s services include advice and assistance concerning any and all aspects of our operations, planning, and financing, including identifying and assisting with acquisitions, and identifying executive personnel for us. The management agreement also provides that neither Trivest nor any of its affiliates (other than us) will invest in, acquire, manage or otherwise provide services to any entity principally engaged in our lines of business, including certain molded plastic products, certain plastic film products and certain other products in the plastics industry, unless specifically approved by our board of directors, including a majority of independent directors. Trivest’s base compensation is $650,000 annually, payable quarterly in advance and subject to annual adjustments to reflect changes in the consumer price index. If we acquire or commence new business operations, we and Trivest will in good faith determine whether and to what extent the base compensation should be increased as a result. As additional incentive compensation, we also pay Trivest an annual payment equal to 1% of our earnings for that year before interest, taxes, depreciation, and amortization, and before compensation to Trivest under the management agreement, but only if our earnings before interest expense, income taxes, depreciation, amortization and any compensation incurred by us, exceed $29 million. We will also pay Trivest a one-time fee, to be determined on a case by case basis by us and Trivest in good faith, with respect to (i) any acquisition or disposition of a business operation which is introduced or negotiated by Trivest, and (ii) certain other transactions that do not occur in the normal course of our business involving or resulting from Trivest’s efforts on our behalf, including, but not limited to, public or private financings. For 2005, we paid Trivest management fees of $1,225,175 and a one-time transaction fee of $750,000 in connection with our 2005 refinancing and special dividend. We also reimbursed Trivest $190,341 for out-of-pocket expenses in 2005.
     Miscellaneous. Mr. Alvarez, one of our directors, is President, Chief Executive Officer, and a stockholder of Greenberg Traurig, LLP, a law firm that has been engaged to perform legal services for us in the past and that may be so engaged in the future. The fees we paid to Greenberg Traurig for legal services in 2005, 2004, and 2003 did not exceed five percent of the law firm’s revenues.

RELATIONSHIP WITH INDEPENDENT AUDITORS
     Ernst & Young LLP (“Ernst & Young”) were our independent auditors for the year ended December 31, 2005 and will serve in that capacity for the 2006 fiscal year unless the board of directors deems it advisable to make a substitution. We anticipate that representatives of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Aggregate fees billed to us for the fiscal years ended December 31, 2004 and 2005 by the our principal accounting firm, Ernst & Young, and its affiliates are as follows:

	2004	2005
Audit Fees (1)	$375,000	$481,000
Audit-Related Fees (2)	$12,500	—
Tax Fees (3)	$131,163	$10,447
All Other Fees (4)	$37,982	$157,735

(1)	Represents fees associated with the audit of our annual consolidated financial statements and related consents, review of our quarterly consolidated financial statements, and accounting consultations and assistance with the review of documents filed with the Securities and Exchange Commission.

(2)	Represents fees associated with audits of employee benefit plans.

(3)	Represents fees associated with the preparation of our corporate, federal and state income tax returns and assistance with our quarterly estimated tax payments.

(4)	Represents fees associated with consultations concerning merger and acquisition activities.
     The audit committee has considered whether the provision of non-services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.
Audit Committee Pre-Approvals
     All auditing and non-auditing services provided to us by the independent auditors are pre-approved by the Audit Committee or in certain instances by the Chair of the Audit Committee pursuant to delegated authority. At the beginning of the year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, the specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent auditors for audit and non-audit services.
     All of the services provided by Ernst & Young described above under the captions “Audit-Related Fees,” “Tax Fee,” and “All Other Fees” were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

2005 ANNUAL REPORT ON FORM 10-K
     We have mailed, with this proxy statement, a copy of our annual report to each stockholder of record as of April 4, 2006. If a stockholder requires an additional copy of our annual report, we will provide one, without charge, on the written request of any such stockholder addressed to our Secretary at Atlantis Plastics, Inc., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
OTHER MATTERS
     As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors. If, however, any other matter should properly come before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
     Stockholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2007 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received by us on or before December 31, 2006.
     Stockholders interested in presenting a proposal for consideration at the 2007 annual meeting of stockholders must submit their proposal to us, and the proposal must be received by us on or before December 31, 2006.

By Order of the Board of Directors,
/s/ David Gershman
Secretary

Miami, Florida
April 28, 2006

[FORM OF PROXY]
ATLANTIS PLASTICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY
Class A Common Stock

     The undersigned hereby, a holder of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), of ATLANTIS PLASTICS, INC., a Delaware corporation (the “Company”) hereby appoints Earl W. Powell as proxy for the undersigned, with full power of substitution, and hereby authorizes him to represent and to vote, as designated on the reverse, all of the shares of Class A Common Stock held of record by the undersigned at the close of business on April 4, 2006 at the 2006 Annual Meeting of Stockholders of the Company to be held at 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133 on June 1, 2006 at 9:00 a.m., local time, and at any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

☐	Please mark your votes as in this example

VOTE FOR all nominees	VOTE WITHHELD
listed at right, except vote	from all nominees
withheld from the
nominees (if any)
indicated below.

1.	ELECTION	Nominees:	Chester B. Vanatta
	OF		Larry D. Horner
	DIRECTORS	As Directors by holders of the
Company’s Class A Common Stock.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the space provided below:

2.	Upon such other matters as may properly come before such Annual Meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.
     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting and proxy statement relating to the 2006 Annual Meeting, and (2) the Company’s 2005 Annual Report to Stockholders.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE:

Please date and sign exactly as the name appears hereon. When shares are held by joint tenants, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian), please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.